UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 24, 2005

Date of Report (Date of earliest event reported)

Shurgard Storage Centers, Inc.

(Exact name of registrant as specified in charter)

Washington	001-11455	91-1603837
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1155 Valley Street, Suite 400

Seattle, Washington 98109-4426

(Address of principal executive offices) (Zip Code)

(206) 624-8100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On March 24, 2005, the Audit Committee of the board of directors of the Company concluded that the interim financial statements that the Company issued for the periods ended March 31, June 30, and September 30, 2004, included in its quarterly reports on Form 10-Q for the respective periods (the “Quarterly Financial Statements”), should no longer be relied on because, as the Company discovered during the preparation of its financial statements for the year ended December 31, 2004, the Quarterly Financial Statements contain errors in the other comprehensive income, or OCI. Specifically, the Company failed to allocate the OCI comprised of currency translation adjustments to minority interests in certain variable interest entities that the Company began consolidating in 2004. The effects of these errors were understatements of OCI of $2.0 million, $2.4 million and $0.6 million for the quarters ended March 31, June 30, and September 30, 2004, respectively, and understatements of minority interest liability of $2.0 million, $4.4 million and $5.0 million as of March 31, June 30, and September 30, 2004, respectively. These errors had no effect on the Company’s previously reported income from continuing operations, net income (loss) or net income (loss) per common share.

See related discussion of identified material weaknesses under Status of Management’s Report on Internal Control Over Financial Reporting in the Company’s annual report on Form 10-K for the year ended December 31, 2004.

The Audit Committee has discussed with the Company’s independent registered public accountants the matters disclosed in this report pursuant to Item 4.02(a) of Form 8-K.

The Company intends to file amended quarterly reports on Form 10-Q/A for the relevant periods to include restated financial statements reflecting the correction of these errors in the appropriate quarters as soon as practicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shurgard Storage Centers, Inc.

Dated: March 29, 2005	By:	/s/ Devasis Ghose
	Name:	Devasis Ghose
	Title:	Executive Vice President and
Chief Financial Officer